Exhibit 19.1

REKOR SYSTEMS, INC.

INVESTOR INFORMATION AND INSIDER TRADING POLICY

PURPOSE

Rekor’s Code of Conduct establishes standards for ethical behavior that all directors, officers and employees of Rekor Systems, Inc., its subsidiaries and affiliates (the “Company”) are expected to adhere to. They are expected to act with honesty and integrity and avoid activities that interfere with good judgment or expose them and their colleagues, or the Company, its customers and business associates, to injury, exploitation or other harm.

Since our securities are traded on public exchanges, the Company and its directors, officers, employees and business partners have special obligations to both our shareholders and the general public. The Company has an obligation to make financial and other reports for the benefit of current and future investors and we all have a responsibility to ensure that the information contained in in them is accurate and timely and isn’t made public or otherwise misused prior to its official release in accordance with all applicable rules.

The unauthorized release of Company information can be extremely damaging to the Company, its employees and its customers, as well as its investors. Financial or other information about the business activities or circumstances of the Company must not be used improperly. The use of such information for personal gain, as in the case of selling information or trading in the Company’s securities based on material information that is not known to the market, is illegal as well as prohibited by the Company.

The Company is committed to using information properly according to its intended use and in compliance with all applicable laws and regulations. As a result, the Company has adopted policies to ensure that information concerning the Company is used properly. These include the Company’s Corporate Information Policy, which governs the Company’s overall use of information, and its Information Security Policy, which contains specific provisions that protect sensitive information from illegal or unauthorized appropriation, exposure and abuse by individuals, groups and organizations outside and inside the Company. This policy further implements those policies to ensure that the Company is in compliance with all applicable rules and laws regarding its public securities and its responsibilities to shareholders and other investors with regard to the use of non-public information relating to the Company.

APPLICABILITY

Unless otherwise specifically approved by the Board of Directors, this policy applies to the Company and all its directors, officers and employees. When this policy refers to employees, officers and directors of the Company, it also covers the interests and activities of family members, employees or other persons or entities under the control of any such employee, officer, or director or a trust or other such entity that the employee, officer or director is a beneficiary of.

This policy also contains provisions regarding any corporation, partnership, venture or other entity that, directly or indirectly, is effectively under the control of the Company and any business partners, shareholders, service providers and others who have entered into agreements with respect to Company information or have a fiduciary obligation with respect to Company information. Unless the Governance Committee of the Company’s Board of Directors has determined that the application of this policy is not appropriate in a particular respect in connection with the employment of any person or firm as a consultant to the Company, such person or firm is considered to be an employee of the Company for purposes of this policy.

This policy applies to any transactions in common stock, preferred or restricted stock, warrants, notes, debentures and any other types of securities that the Company (or any of its affiliates or business associates) may issue, any options or other rights to purchase or sell such securities and any other financial products whose value may be materially affected by information concerning the Company. This policy also applies to (i) securities of, and directors, officers, employees and owners of, more than 5% of any partnership, venture or other business association that is effectively controlled by the Company directly or indirectly, (ii) any person who has, by attending, in person or through an agent or observer, a meeting with officers or directors of the Company come into possession of material non-public information, (iii) any provider of professional, banking, investor relations and corporate communications services or other similar firms or persons employed by the Company and (iv) any affiliate of the Company that is otherwise in possession of material non-public information.

In dealing with outside persons, including active or potential investors, joint ventures, suppliers, contractors, consultants and regulators or other governmental representatives, all directors, officers and employees of the Company and its affiliates are responsible to ensure that this policy is applied to such dealings. Care must be taken not to reveal material inside information to the other party in the course of such dealings, unless the person(s) receiving such information are under a contractual or fiduciary duty not to use such information for personal gain or to prevent loss and the information provided is necessary in connection with the Company’s business with such person(s).

The provisions of this policy concerning sharing of information with business associates, shareholders and securities professionals and the media must be carefully observed. Whenever there is a risk that material inside information may be disclosed to another party, appropriate steps must be taken to ensure that such other party and its representatives are under a legal obligation not to use such information in a manner inconsistent with this policy. This should generally include a contractual obligation to be bound by this policy as it relates to such information or related transactions or appropriate documentation that the person or entity is legally obligated not to use the information in a manner inconsistent with this policy. If a breach of this policy occurs, whether unintentional or intentional, immediate steps must be taken to report and remediate such breach as provided in this policy.

This policy may be amended and revised from time to time, by an affirmative vote of the majority of the Board of Directors. Limited exceptions may be permitted in special circumstances with the approval of both the Governance Committee and the Audit Committee of the Board of Directors.

POLICY

The principles underlying the Company’s Corporate Information Policy are fairness and respect in dealings with other persons, which requires that no one take personal advantage of or otherwise misuse private information about the Company. This includes not only maintaining the confidentiality of non-public information, but also making sure that important information about the Company that should be made public, is made public in an appropriate way, so that no one gains an unfair advantage by receiving such information in advance of the general public. All directors, officers and employees are required to interpret and apply this policy in order to achieve these objectives.

We have an obligation to comply with federal and state securities laws. As a result, this policy establishes a framework to govern the use and release of financial and other information about the Company and its activities that may be of material significance to investors. This policy is designed to make sure that the Company and its directors, officers, employees and business associates comply with all applicable securities laws and regulations and the requirements of the exchanges with which the Company has listed its securities. They are intended to ensure that non-public information released by the Company is either given to persons under a duty of confidentiality or is publicly disclosed in a timely manner and through appropriate channels. All persons employed by the Company, including its officers, directors, consultants and other advisers, have an obligation to ensure that significant information about the Company is disclosed in a timely fashion through official channels and procedures. They should never use material financial or other information that has not been publicly disclosed for personal gain or to reward other persons.

A failure to comply with this policy is likely to also violate federal and state securities laws. These laws impose strict penalties, which can apply to both the Company and the individual involved, including both fines and possibly imprisonment. For example, a company that fails to take appropriate steps to prevent illegal trading is subject to substantial monetary civil penalties as well as criminal penalties. In addition, the following penalties apply to Insiders under Securities and Exchange Act of 1934, which prohibits trading on material inside information: (1) imprisonment, (2) criminal fines, (3) civil penalties measured in multiples of the profits gained or losses avoided, (4) prejudgment interest, and (5) private party damages.

Everyone is personally responsible for complying with these laws. However, in order to assist those associated with the Company to meet the requirements of these laws and to make sure that the Company meets its obligations under them, specific guidelines and procedures with respect to insider trading have been provided below. In order to ensure that the Company’s efforts to achieve compliance with these policies are effective, Company employees are also responsible to make sure that these guidelines are provided to, understood by, and made applicable to all appropriate persons, such as family members, consultants and affiliates and others having a business, personal or professional relationship to the Company.

Non-Public Information

It is important to distinguish between public and non-public information about the Company. “Public information” is information that the Company has released to the general public through appropriate channels. This includes official reports, press releases, advertisements, public relations materials and regulatory filings. Non-public information is information that is used internally within the Company, such as financial, accounting and personnel records, internal messages and memoranda, procedures and training manuals and reports or analyses prepared by or for the Company. It also includes non-written information of sensitive matters such as trade secrets, proprietary know-how and awareness of Company strategy, plans and decisions.

1)	Contacts with Investors and Securities Market Professionals

Securities regulations require that particular care be taken when providing information to large shareholders, any other shareholder that can trade on the information, broker dealers, analysts and other securities market professionals, institutional investment managers and hedge fund managers. However, appropriate sharing of non-public information is permitted with investment bankers, accountants, attorneys and others who have signed confidentiality agreements with the Company or whose fiduciary relationship with the Company imposes a duty of confidence with the Company. Such permissible sharing is only allowed under circumstances where it is appropriate in connection with the Company’s relationship with the individual and there is reasonable assurance that it will not be used for the purpose of trading in the open market.

Public disclosure of material non-public information about the Company is required to be made by filings in compliance with securities laws. Where such information is provided to securities professionals who are in a position to profit from the information, steps must be taken immediately to cure the breach by promptly providing such information through an appropriate filing. Any director, officer or employee who unintentionally provides such information or who is aware that such information has been provided by others must immediately notify the Company’s Chief Financial Officer, General Counsel or the Chair of the Audit Committee of the Board of Directors, so that appropriate steps to remediate the breach can be taken.

In order to guard against breaches of this policy, directors, officers and employees who come in contact with or receive inquiries from shareholders or representatives of securities market professionals, investment managers and hedge fund managers should be extremely careful to limit the information provided to information that is clearly public information and should generally refer all questions to the Company’s Chief Financial Officer, as the company’s official source of financial information concerning the Company.

2)	Contacts with the General Public

Various employees, officers and directors of the Company are required to contact various members of the general public. Such contacts typically require only the use of public information about the Company. Where one’s position involves access to, or the release of non-public information, care must be taken to ensure that the release of such information is appropriately authorized. Since information that is shared with any member of the general public can become public information, care must be taken to ensure that it is released in an appropriate manner and in conformance with all appropriate laws. These laws require that material information about the Company’s financial position and results of operations, changes in management or structure, large definitive contractual obligations and other matters be released promptly though filings with the appropriate regulatory authorities.

Non-public information about the Company should never be communicated through unofficial channels, such as social media, Internet forums or message boards, discussions in public places or even in private contacts unrelated to Company business. Even in connection with Company business, non-public information unrelated to that business should not be shared.

3)	Media Contacts

The only individual authorized to speak to the media about Company policy, strategic direction, plans and performance, business negotiations and strategies, internal and operational control systems, senior personnel changes, potential or planned acquisitions, divestitures or investments, major contracts, financial results and other major Company matters without advance authorization is the Chief Executive Officer. In addition, the Chief Financial Officer is authorized to speak to the media without advance authorization with respect to the certain aspects of the financial performance of the Company and other officers or directors may be given specific authority to speak with the media with regard to particular matters. Without specific authorization, any communications to the media about these matters by any other person is expressly prohibited. Any contact by a member of the media should be immediately referred to and promptly reported to appropriate supervisory personnel.

Insider Trading

No Insider, as described below, may trade in securities of the Company if they are in possession of material inside information or may disclose such information to others who might use it for trading or pass it along to others who might trade such securities. Similarly, Insiders may not trade in securities of any other company if they possess any material inside information about that company which they obtained in the course of their employment with the Company, such as information about a major contract or merger being negotiated. This Company policy is consistent with SEC Rule 10b-5, which describes the circumstances under which the SEC will seek to enforce criminal and civil penalties under the Securities and Exchange Act of 1934.

1)	Who is an Insider?

For purposes of this policy the term “Insider” includes (i) all directors, officers and employees of the Company and its affiliates, (ii) family members or other persons or entities under the control of any such employee, officer, or director and (iii) any other person or Entity, including a trust, corporation, partnership or other association that effects a transaction in the Company’s securities , which securities are in fact beneficially owned by such director, officer, or employee.

2)	Prohibited Trading

1.

No Insider may trade in securities of the Company except in accordance with this policy. No Insider may use material inside information for personal gain or may disclose such information to others who might use it for trading or pass it along to others who might trade such securities. In addition, an Insider may not trade securities of the Company in a public market during a regular or special Blackout Period or otherwise if the Insider is in possession of material inside information.

2.

Similarly, Insiders may not trade in securities of any other company if they possess any material inside information about that company which they obtained in the course of their employment with the Company, such as information about a major contract or merger being negotiated.

3.

There is a high risk that certain transactions may involve violations of these policies and procedures. As a result, Insiders may not engage in any of the following transactions with respect to securities of the Company at any time, unless the transaction is specifically approved by the Audit Committee.

a.	Short Sales: Any sale of securities which are not then owned or have been borrowed, including a “sale against the box” (a sale with delayed delivery).

b.	Publicly Traded Put and Call Options: Buying or selling puts or calls with respect the company’s securities is prohibited.

c.	Frequent trading: Frequent trading (for example, daily or weekly) to take advantage of temporary fluctuations in price.

4.

Certain Insiders may be subject to disgorgement of trading profits in connection with sales of Company securities within six months of the purchase of Company securities. Insiders should consult with their personal advisors concerning the applicability of federal and state securities laws to such transactions.

3)	Margin Accounts

Purchasing securities of the Company on margin can raise problems under these guidelines and procedures and the U.S. securities laws; therefore, it is strongly suggested that Insiders consult with the Company’s legal counsel before purchasing or selling its securities in margin accounts.

4)	Gifts and Non-Cash Distributions

Gifts and non-cash distributions are subject to the restrictions on Insider trading if the individual or Entity making the gift or distribution derives a benefit from the use of inside information. Certain transactions, such as gifts to charities and family members and in-kind distributions from partnerships have a reduced risk of abuse. These types of transactions are ideally suited to the use of a Pre-approved Plan as long as the person or entity receiving the gift is expected to hold it or is restricted to sales during trading windows.

5)	Standing Orders

Standing orders (except standing orders under a Pre-approved Plan, see below) should be used only for a very brief period. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information. Compliance with these guidelines and procedures will not be measured solely in the context of when an order was placed. Since a standing order can always be cancelled before execution, it is likely, under the rules governing such transactions, that the use of inside information will be imputed to be the basis for the transaction, regardless of the fact that the order was placed previously.

6)	Pre-approved Plans

1.

SEC rules provide for a defense from insider trading liability under SEC Rule 10b-5. To be eligible for this defense, an Insider may enter a Pre-approved Plan for trading in Company securities. If the Pre-approved Plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain Insider trading restrictions. The Pre-approved Plan must be documented, bona fide and previously established (at a time when the Insider did not possess material non-public information) and must specify the price (which may include at-market or within a range), amount(s) and date(s) of trades or provide a formula or other mechanism to be followed. Plans must be submitted in writing in such form and fashion as may be approved by the Chief Compliance Officer and must be signed and delivered by verifiable means.

2.

The Chief Compliance Officer must pre-approve any Pre-approved Plan. Such approval will be evidenced by such officer’s signature on the plan or other written approval. Transactions pursuant to a Pre-approved Plan may take place during or outside of the trading window. If covered under a Pre-approved Plan, directors, officers or employees are not required to obtain pre-clearance of open market transactions, as would otherwise be required under this policy.

3.

As a general matter, a Pre-approved Plan will not be approved if it involves sales or other transfers to be made less than 30 days subsequent to the approval of the plan or to be made outside of a trading window within the next six months. However, shorter or longer periods may be appropriate in the case of charitable gifts or gifts or non-cash distributions or transfers to family members or other persons who are themselves subject to these insider trading rules.

4.

In general, a Pre-approved Plan must be entered into at a time when there is no undisclosed material inside information. Once the Pre-approved Plan is adopted, the Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Pre-approved Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. A plan may not be approved where discretion is delegated broadly, particularly when the amount and timing of transactions is generous in relation to a range of prices, as it may create situations where opportunistic trades made by the third party have the appearance of being influenced by Inside Information. Similarly, the use of a complex trading algorithm can create the appearance of having been established with knowledge of Inside Information in mind and is not likely to be approved without a detailed explanation of how that appearance has been avoided.

5.

Unless specifically approved by the Company’s General Counsel as qualifying for an SEC approved exception, a Pre-approved Plan may not permit Trading in the Company’s securities during a Cooling-off Period or any period before the person applying for the Pre-approved Plan has been approved to engage in such Trading under a previous Pre-approved Plan or for 10 days thereafter. Where a Pre-approved Plan provides for a charitable or other gift or transfer to a person who is permitted to trade in the securities outside of a Trading window.

6.

The Company reserves the right to require that additional provisions be included in a Pre-approved Plan with the objective of complying with Rule 10b5-1, but will not impose requirements regarding specific trades or trading instructions. The Company may make public disclosures regarding the existence or terms of a Pre-approved Plan if it deems it desirable, and may also establish procedures with third parties to ensure timely compliance with the requirements concerning reporting, short-swing profits and prohibited transactions of Section 16 of the Securities Exchange Act of 1934. The Company also reserves the right to require that transactions under a Pre-approved Plan be suspended during periods when we believe that legal, contractual or regulatory restrictions could prohibit such transactions or make them undesirable. These might include periods during which the Company has agreed with underwriters that Insiders will not sell its securities before and after a public or private offering of the Company’s securities, or periods in proximity to such an offering during which Regulation M of the SEC prohibits purchases by affiliates.

7.

Insiders are encouraged to consult with their financial, tax and legal advisors to help ensure that a Pre-approved Plan meets their objectives. In order to qualify as a defense under Rule 10b-5, a plan must be entered into in good faith, and not be designed or executed as a part of a plan or scheme to evade the prohibitions of the Rule against Trading while in possession of material non-public information. Pre-approval by the Company is intended to protect against this mis-use of information, but does not guaranty that the Pre-approved Plan will qualify for exempt status if it is found to have been arranged or executed in bad faith or as part of such a scheme. Within any twelve-month period, only one Pre-approved Plan will qualify for exempt status with respect to a total amount of securities to be sold as a single transaction. Larger transactions executed on behalf of an insider on a single day or to a single buyer can attract attention and result in confusion and speculation in the market. For transactions exceeding $50,000 on a single day, a showing of special circumstances deemed satisfactory by the Chief Compliance Officer or the Audit Committee of the Board of Directors of the Company will be required.

8.

A new Pre-approved Plan is required if there is any change in to the amount, price, or timing of the purchase or sale of the securities provided for, or any other modification of the plan, such as the substitution or removal of a broker that is executing trades. Any such change is automatically considered as a termination of a Pre-approved Plan.

Blackouts, Trading Windows and Pre-clearance

In order to avoid any appearance of irregularity, the Company may restrict trading during periods when highly sensitive information exists. Regular Blackout Periods begin ten days before the end of a quarter and end at the beginning of the second full trading day following the earlier of the Company's issuance or filing of a quarterly or annual earnings report. In addition to the normal Blackout Periods, special Blackout Periods may be established by the Board of Directors of the Company, which may apply to all employees, officers and directors or only to Key Financial Employees or another limited group of employees. Trading windows do not exist during Blackout Periods. All Insiders are completely prohibited from open market trading in securities of the Company or its affiliates during a regular or special Blackout Period and are responsible to determine that a regular or special Blackout Period does not exist before trading.

Who is covered by the Blackout Policy?

Blackout Periods are an additional precaution and apply to Insiders regardless of whether they are in possession or aware of material inside information that has not been publicly disclosed. Unless specifically approved by the Board of Directors, Blackout Periods apply to all Insiders.

What transactions are prohibited during a blackout period?

During a Blackout Period, Insiders may not engage in open market purchases or sales of the Company’s securities, whether through a broker or otherwise, unless in accordance with a Pre-approved Plan. In addition, such Insiders are not permitted to exercise stock options where all or a portion of the acquired stock is sold on the public market during the Blackout Period, switch existing balances into or out of any company-sponsored benefit plans or make new cash investments in any company-sponsored dividend reinvestment plan.

What transactions are allowed during a blackout period?

Where no Company stock is sold in the market to fund the option exercise, stock options may be exercised during a Blackout Period. In addition, regular and matching contributions may be made to any Company sponsored benefit plan and regular reinvestments may be made in any dividend reinvestment plan. Gifts of Company securities and sales, purchases or transfers of such securities to or from a trust or private individual may also be made, as long as the recipient or transferee is prohibited from selling the shares during the Blackout Period and no arrangement exists for the recipient to sell the shares for your benefit. In addition, except for a Blackout Period that exists at the time of its approval, transactions that comply with a Pre-approved plan may be executed.

Trading Windows and special blackout periods

The Company has designated trading windows in order to provide Insiders guidance as to periods when it is less likely that material non-public information may exist. If there is no special Blackout Period, for most Insiders, a trading window exists in each calendar quarter beginning the second trading day following the Company's issuance or filing of a quarterly or annual earnings report for the prior quarter or year and ending on the eleventh day prior to the end of such quarter or year. Insiders should make appropriate inquiries to determine that no material inside information exists even when trading the Company’s securities during a trading window. In addition to the standard end-of-quarter Blackout Periods, however, the Company may, from time to time, impose other Blackout Periods.

Employees and other Insiders are reminded that the objectives of this Investor Information and Insider Trading Policy apply to persons, such as close friends and members of their household who are not family members, who may not be expressly covered by Blackouts. Such persons should be encouraged to refrain from trading the Company’s securities during Blackout Periods to avoid the appearance of improper trading.

Notice and Pre-Clearance of Transactions

A)	Notices

Except for transactions covered under a Pre-approved Plan, appropriate inquiries into the existence of material inside information should be made whenever any transactions involving the Company’s securities are made by an Insider. In addition, unless Company awarded options are being exercised in an amount less than 10,000 shares using the Company's approved option exercise transaction system, the Chief Compliance Officer of the Company is required to be notified. The purpose of such inquiries and notice is to make sure there is no pending material event that could create an appearance of improper trading. Such notification is to be given in writing in such form and fashion as may be approved by the Chief Compliance Officer and is be signed and delivered by verifiable means.

B)	Inquiries and Pre-clearances

Except for transactions covered under a Pre-approved Plan, formal approval is required to be obtained for any transaction that is not made during a trading window and for any transaction within a trading window that is made by a person within a week of or otherwise in coordination with a transaction scheduled under a Pre-approved Plan. For all such transactions, written notice shall be accompanied by a brief written description of the transaction, including the date the transfer is expected to be effected and the terms of payment, as well as the reasons the individual to whom a sale is to be made is not expected to sell the securities involved prior to the end of any current Blackout Period. Prior to granting approval of any transaction during a Blackout Period, the Chief Compliance Officer may submit the notice to the Governance or Audit Committee for a reasonable period of review.

In addition, during a trading window, pre-clearance must be given to any transaction that is made within 24 hours of the time that notice of a transaction is given, except where Company awarded options are being exercised, or restricted shares sold, in an amount less than 10,000 shares using the Company’s approved employee benefit transaction system. It is the responsibility of the Chief Compliance Officer to make appropriate inquiries whenever notified of a transaction by an Insider. Such inquiry shall include determination of whether an applicable trading window or blackout exists and whether there is a risk that any person involved in the transaction is in possession of material undisclosed information concerning the Company. Such inquiry is to be made within 24 hours of receipt of notification of a proposed transaction by an Insider and must at all events be made before issuing a pre-clearance for a transaction in the Company’s securities by a Principal Officer. The Chief Compliance Officer is to immediately inform the person filing the notice if any circumstance is or becomes known to the Chief Compliance Officer which would make the transaction inappropriate and, whether or not pre-clearance is otherwise required, clearance must be refused and the transaction may not be effected. If, after making appropriate inquiries, no such circumstance is known to the Chief Compliance Officer, pre-clearance may be given, if required. If such a pre-cleared transaction is not completed within 30 days after notice of the transaction is filed, a new pre-clearance must be obtained. A pre-clearance does not relieve the person engaging in a transaction from responsibility to comply with the laws concerning Insider trading or with the blackout or other requirements of this policy.

Individual Reports to the SEC

Principal Officers and Principal Shareholders are required to file reports under section 16 of the Securities and Exchange Act of 1934 when they engage in transactions in securities of the Company. Although the staff may assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports. Reports showing beneficial ownership of the Company’s securities are required to be filed annually. In addition, a report on SEC Form 4 is required to be filed within two days of any transaction in the Company’s securities.

Form 144 Reports

All Principal Officers and any person who has acquired securities directly from the Company may be required to file Form 144 before making an open market sale of such securities. Form 144 notifies the SEC of your intent to sell such securities. This form is generally prepared and filed by your broker and is in addition to any Section 16 reports filed on your behalf by the Company’s staff.

DEFINITIONS

As used in this policy:

“Blackout Period” means any period during which Trading in Company securities has been prohibited under this policy.

“Chief Compliance Officer” means the person designated by the Chief Executive Officer and acting as Chief Compliance Officer, or, if there is no such person, the Chief Financial Officer of the Company.

“Cooling-off Period” with respect to a Pre-approved Plan, means 30 days from the date of approval of the Pre-approved Plan or, for any Principal Officer, the later of: (a) 90 days after the adoption of the Pre-approved Plan; or (b) two business days following the disclosure in a periodic report of the Company's financial results for the fiscal quarter in which the plan was adopted (but not to exceed 120 days following plan adoption). If however, the expiration of a Cooling-off Period would otherwise occur during a Blackout Period or during a period covered by an existing Pre-approved Plan, the Cooling-off Period will end no earlier than the date of expiration of the Blackout Period or the trading period covered under the previous Pre-approved Plan.

“Inside information” means nonpublic information about the Company that is known within the Company, but not yet disclosed to the general public and that could be of interest to an investor in Securities of the Company or any of its affiliates. Generally, the Company releases material inside information by making a public filing with the SEC on Form 10K, 10Q or 8K. Occasionally, the Company may additionally make such information available by issuing a press release through a major news service, making a public filing with another regulatory agency or with the SEC using different forms, or otherwise making information widely available to the public. Neither a filing with a regulatory agency nor the release of information to the media immediately frees Insiders to trade. Insiders should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 24 hours after publication.

“Insider” means any Insider, including directors, officers and other employees, their Family members and certain other persons, all as more fully described in this policy.

“Control” means possession of the direct or indirect power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, management responsibility or otherwise. An individual or entity will not be deemed to control another entity, however if the individual or entity is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the particular entity and is not an Executive Officer or director of the other entity.

“Entity“ refers broadly to any for profit, not-for-profit or governmental organization, such as a corporation, limited liability company, partnership, limited partnership, political subdivision, membership club and other similar associations.

“Key Financial Employee” means and includes (i) any of the chief executive, operating or financial officers of the Company or its affiliates, any director who is a member of the audit committee of the board of directors (ii) any controller, investment officer, accounting officer, internal auditor or other employee of the Company or its affiliates who may be expected to participate in the preparation of financial statements or budgets of the Company or any of its affiliates and (iii) all investor relations professionals employed by the Company or any outside firm employed by the Company.

“Material information” is any information that a reasonable investor would consider important in a decision to buy, sell or hold the securities. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material. The information may be positive or negative. The Company believes information about the following matters are likely to be material in most circumstances:

(i)	any information about unexpected financial results or significant changes in financial condition or financial projections;

(ii)	significant increases or decreases in the amount of outstanding securities or indebtedness;

(iii)	material grants of options or material increases in compensation or bonus payments to directors or officers;

(iv)	changes in business that result in significant changes in budgets or long-term plans;

(v)	major new contracts or licenses, or the loss of major contracts, licenses or sources of revenue;

(vi)	the commencement or abandonment of significant acquisitions or dispositions of assets or significant joint ventures;

(vii)	significant changes in the management or control of the Company;

(viii)	decisions with respect to dividends and share splits;

(ix)	the initiation of or major changes in the status of significant litigation or any governmental investigation or other proceeding involving the Company;

(x)	initiation or settlement of labor negotiations or disputes, strikes or lockouts;

(xi)	any extraordinary item for accounting purposes or changes internal or outside auditors; or

(xii)	any other information that might have a significant impact on the value of the company’s securities.

It should be remembered that the public, the media, and the courts may use hindsight in judging what might be considered material.

“Material inside information” is any information that is both material information and inside information.

“Family Member”, when used with respect to an director, officer or employee of the Company, means: (a) a child, sibling, parent or grandparent (whether natural, adoptive or foster) or your spouse, or any parent, child or sibling of your spouse (b) any other persons, whether or not they are related to you, who currently reside with you or have resided with you for more than one month (continuously or through cumulative visits) during the previous twelve months and (c) any person who you are legally obligated to support, who depends on you (either wholly or partially) for material financial support or who is involved in a relationship with you that might reasonably be expected to involve financial support whether or not they live with you. This includes children by adoption, foster children or others that you are the legal guardian of and roommates, co-venturers, romantic partners and other individuals who, by virtue of the nature of their relationship with you, might reasonably be expected to receive material financial assistance from you or provide you with material financial assistance.

“Pre-approved Plan” means an advance plan for the Trading of Company Securities that has been approved in accordance with this policy.

“Principal Officers” means the Chief Executive Officer and Chief Financial Officer, any director and any other officer of the Company designated as an “executive officer” for the purpose of reporting to the SEC by the Board of Directors.

“Principal Shareholders” means any person who is the holder of 10% or more of the Company’s securities.

“SEC” means the United States Securities and Exchange Commission.

“Trading window” means a period of time during which no regular or special Blackout Period is in effect pursuant to this policy.

“Securities” include common stock and convertible debentures, options, warrants or preferred stock, as well as debt securities such as bonds and notes derivative securities such as put and call options.

“Trading” includes buying or selling, as well as advance purchases and sales, writing options or transferring to or from any sponsored fund or benefit plan. It does not include acquisition or disposition by inheritance or operation of law, or the purchase or sale of securities by an independent third party, such as a mutual fund, on your behalf, so long as you have had no part in influencing such purchase of sale.

INQUIRIES

The Company has designated the Chief Compliance Officer as the Company’s current insider trading compliance officer. If you have any questions concerning the guidelines and procedures described in this policy, please obtain assistance by making inquiries through the Chief Compliance Officer of the Company.

COMPLIANCE; REPORTING NON-COMPLIANCE

The Chief Compliance Officer shall be responsible for supervising the Company’s efforts to achieve compliance with this policy and for the filing of all necessary regulatory reports concerning Trading in the Company’s securities. At least once year, the Chief Compliance Officer shall prepare and deliver a report to the Governance Committee and the Audit Committee of the Company’s Board of Directors, summarizing all notices, requests, approvals and disapprovals given under this policy during the preceding year, describing the steps taken to train employees and monitor compliance with this policy and making an assessment of the effectiveness of this policy and giving any recommendations for improvements relative to compliance with the policy.

Each of the Company’s officers, directors and employees are personally responsible for understanding and following these guidelines and procedures and making sure that they are followed. The existence of a personal financial emergency or other circumstance does not excuse a failure to comply with this policy. Such failure is a violation of the Company’s rules and will result in disciplinary actions that could result in your termination and/or proceedings by the Company to compensate the victims of your actions, as well as damage to your reputation.

Adopted: March 6, 2023 with revised Forms approved May 14th, 2025

Rekor Systems, Inc.

FORM A

Notice of Intent to Trade Securities

Reporting	Other
Person:	Transacting Person*:

Date	Time:

You are hereby notified that I, a member of my immediate family or household, or an entity controlled by me or any such person intend to execute the following transaction relating to securities of Rekor Systems, Inc.:

Type of Transaction (check one):

       SALE OF COMMOM SHARES OR DERIVATIVE SECURITIES (E.G. OPTIONS)

       PURCHASE OF COMMOM SHARES OR DERIVATIVE SECURITIES

       EXERCISE OPTION (AND HOLD SHARES)

       EXERCISE OPTION (AND SELL SHARES)

       BONA FIDE GIFT

       OTHER (Please describe below)

Description of OTHER Transaction (if applicable):

Securities Involved in Transaction:

Number of common shares:

Number of common shares represented by option:

Other (please explain):

Beneficial Ownership (if not applicable, please write "N/A")

Name of beneficial owner if other than reporting person:

Reporting person relationship to beneficial owner:

If other than spouse, minor child or other controlled individual describe actions to avoid appearance of improper trading

Signed:

Signature of Reporting Person

RECORD OF DISPOSITION:

Trading Window Transactions		Blackout Period Transactions

24 Hr Pre-Approval:		CCO Approval:

No Action:	Non-controlled person		Advised Not to Trade:

Reason Denied:

☐ Regular or Special Blackout Period

☐ Other: _________________________________

By:	Date:	Time:

Rekor Systems, Inc.

FORM B

Request to Transfer or Sell Securities

under a Pre-Approved Plan

Reporting Person:

Date:	Time:

I hereby request approval for the following sales or transfers of securities beneficially owned by me, a member of my immediate family, or a controlled person or entity, and certify that:

(1)	This plan is adopted in good faith. I am not currently in possession of material non-public information concerning Rekor Systems, Inc. or aware that any such information exists.

(2)

I am not making a charitable gift or distribution to any entity that I would have any reason to believe would engage in transactions concerning the securities that involve the use of any such information; and

(3)

The plan was adopted or modified in compliance with the cooling-off period requirements (for Section 16 officers: later of 90 calendar days or 2 business days following Form 10-Q/10-K filing, max 120 days) and includes a certification of non-awareness of material non-public information and good faith adoption.

Type of Transaction (check one):	Donee or Transferee
MARKET SALE*
CHARITABLE GIFT
DISTRIBUTION

Securities Involved in Transaction:
Description of Securities:
Date(s) and Number to be disposed of:
Purpose of Transaction(s):

Beneficial Ownership (if not applicable, please write "N/A")
Name of beneficial owner if other than reporting person:
Relationship to beneficial owner:

Signed:
Signature of Reporting Person
*Market sales are effectuated by orders to sell “at the market price” at the time of sale.

RECORD OF DISPOSITION

Pre-Approved:	Denied

Reason Denied: